HOME EQUITY ASSET TRUST 2006-4

DERIVED INFORMATION  [3/27/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – ARM Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  Approximately 24.6% of the mortgage loans do not provide for any payments of principal in the first two or five years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.

Total Number of Loans	6,536
Total Outstanding Loan Balance	$1,305,150,893*	Min	Max
Average Loan Current Balance	$199,686	$14,867	$945,142
Weighted Average Original LTV	79.1%
Weighted Average Coupon	7.70%	4.99%	12.20%
Arm Weighted Average Coupon	7.70%
Fixed Weighted Average Coupon	0.00%
Weighted Average Margin	5.70%	1.00%	10.65%
Weighted Average FICO (Non-Zero)	620
Weighted Average Age (Months)	4
% First Liens	100.0%
% Second Liens	0.0%
% Arms	100.0%
% Fixed	0.0%
% of Loans with Mortgage Insurance	1.1%

*

Adjustable rate loans will amount to approximately [$1,325,795,000] of the total [$1,600,000,100] in collateral.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
4.99 - 5.50	45	12,059,101	0.9	5.38	74.6	650
5.51 - 6.00	268	77,302,786	5.9	5.85	75.5	653
6.01 - 6.50	492	126,307,048	9.7	6.33	76.5	646
6.51 - 7.00	907	221,428,021	17.0	6.82	78.0	629
7.01 - 7.50	918	201,516,031	15.4	7.30	79.9	629
7.51 - 8.00	948	190,391,515	14.6	7.79	79.0	624
8.01 - 8.50	874	160,808,152	12.3	8.29	81.0	609
8.51 - 9.00	845	139,984,361	10.7	8.78	80.5	605
9.01 - 9.50	540	80,305,575	6.2	9.27	80.3	594
9.51 - 10.00	419	60,636,388	4.6	9.77	81.2	578
10.01 - 10.50	142	19,389,585	1.5	10.27	79.2	573
10.51 - 11.00	81	9,306,761	0.7	10.75	81.7	550
11.01 - 11.50	39	3,928,722	0.3	11.29	80.1	566
11.51 - 12.00	15	1,557,210	0.1	11.66	76.8	553
12.01 - 12.20	3	229,636	0.0	12.14	74.2	516
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
FICO	Loans	Balance	Balance	%	%	FICO
Unavailable	6	684,660	0.1	10.05	81.4	NA
451 - 475	1	104,621	0.0	8.62	69.3	453
476 - 500	15	1,942,386	0.1	9.37	70.2	498
501 - 525	348	53,658,327	4.1	8.90	70.7	515
526 - 550	566	94,519,946	7.2	8.50	73.1	538
551 - 575	797	132,663,056	10.2	8.28	78.4	564
576 - 600	1,052	191,814,458	14.7	7.80	79.0	589
601 - 625	1,156	235,675,238	18.1	7.52	79.4	613
626 - 650	1,058	225,083,266	17.2	7.49	80.8	637
651 - 675	758	174,071,419	13.3	7.34	81.2	662
676 - 700	371	91,073,680	7.0	7.26	81.8	686
701 - 725	204	51,473,364	3.9	7.10	79.6	713
726 - 750	99	23,576,181	1.8	7.18	80.4	737
751 - 775	69	18,280,139	1.4	7.33	80.6	761
776 - 800	32	9,123,561	0.7	7.48	79.6	784
801 - 814	4	1,406,589	0.1	7.18	80.2	810
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
14,867 - 50,000	197	8,232,822	0.6	9.05	76.9	589
50,001 - 100,000	1,225	93,542,946	7.2	8.55	79.9	599
100,001 - 150,000	1,427	177,993,975	13.6	8.07	78.9	607
150,001 - 200,000	1,193	209,269,509	16.0	7.79	78.0	608
200,001 - 250,000	803	179,665,845	13.8	7.69	78.3	615
250,001 - 300,000	533	146,626,033	11.2	7.66	78.4	622
300,001 - 350,000	364	117,829,777	9.0	7.49	79.5	624
350,001 - 400,000	266	99,253,318	7.6	7.47	79.4	633
400,001 - 450,000	176	74,489,245	5.7	7.44	80.4	636
450,001 - 500,000	130	61,783,643	4.7	7.38	81.2	648
500,001 - 550,000	68	35,720,933	2.7	7.42	81.2	640
550,001 - 600,000	56	32,256,493	2.5	7.02	80.9	639
600,001 - 650,000	38	23,801,096	1.8	7.12	82.4	641
650,001 - 700,000	19	12,869,510	1.0	7.02	77.7	659
700,001 - 750,000	27	19,801,380	1.5	6.90	80.5	633
750,001 - 800,000	3	2,368,845	0.2	6.41	72.2	616
800,001 - 850,000	4	3,308,096	0.3	6.31	73.9	650
850,001 - 900,000	4	3,513,898	0.3	6.77	81.2	709
900,001 - 945,142	3	2,823,529	0.2	6.44	71.5	688
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Original LTV (%)	Loans	Balance	Balance	%	%	FICO
9.72 - 50.00	186	28,805,320	2.2	7.68	41.8	589
50.01 - 55.00	97	19,877,754	1.5	7.57	52.8	579
55.01 - 60.00	154	27,725,114	2.1	7.56	58.0	587
60.01 - 65.00	257	50,400,852	3.9	7.52	63.2	587
65.01 - 70.00	417	79,530,608	6.1	7.49	68.7	596
70.01 - 75.00	562	116,521,568	8.9	7.50	74.1	604
75.01 - 80.00	2,778	582,403,201	44.6	7.54	79.8	635
80.01 - 85.00	661	130,423,616	10.0	8.02	84.5	607
85.01 - 90.00	1,022	196,194,202	15.0	8.03	89.7	620
90.01 - 95.00	278	55,337,596	4.2	8.19	94.7	634
95.01 - 100.00	124	17,931,061	1.4	8.27	99.9	651
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	1,679	349,180,401	26.8	8.13	79.3	620
0.50	5	473,794	0.0	8.85	78.7	653
1.00	256	60,741,509	4.7	7.79	79.1	628
2.00	4,206	815,905,549	62.5	7.53	79.3	619
3.00	390	78,849,640	6.0	7.40	76.1	629
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	4,424	838,499,041	64.2	7.47	79.3	613
Reduced	1,065	229,645,795	17.6	7.76	80.9	641
Stated Income / Stated Assets	1,041	236,095,810	18.1	8.43	76.7	625
No Income / No Assets	6	910,247	0.1	8.99	64.4	642
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	5,959	1,215,307,644	93.1	7.65	79.1	618
Second Home	41	9,641,807	0.7	7.81	81.8	669
Investor	536	80,201,441	6.1	8.33	78.8	646
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
State	Loans	Balance	Balance	%	%	FICO
California	1,033	349,254,499	26.8	7.20	76.7	637
Florida	799	157,648,998	12.1	7.81	79.3	617
Arizona	376	75,808,298	5.8	7.58	79.0	614
Illinois	346	69,894,682	5.4	8.05	81.8	625
Maryland	239	56,086,648	4.3	7.35	76.9	608
New Jersey	199	48,431,368	3.7	8.03	76.2	608
New York	162	45,306,217	3.5	7.87	78.0	631
Virginia	209	42,179,528	3.2	7.68	77.7	605
Texas	337	40,431,417	3.1	8.34	81.4	607
Georgia	175	28,452,266	2.2	8.06	82.5	618
Nevada	112	25,965,047	2.0	7.35	77.3	622
Washington	125	25,839,014	2.0	7.49	81.5	627
Colorado	118	25,662,616	2.0	7.29	82.7	628
Massachusetts	96	24,250,062	1.9	7.81	78.8	626
Michigan	199	24,230,962	1.9	8.30	83.9	608
Other	2,011	265,709,270	20.4	8.10	81.4	608
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	2,648	502,129,184	38.5	7.66	82.3	643
Refinance - Rate Term	371	73,898,816	5.7	7.83	78.9	616
Refinance - Cashout	3,517	729,122,893	55.9	7.71	77.0	605
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 1Y	24	5,670,840	0.4	7.71	82.3	630
Arm 2/28	5,283	1,003,777,220	76.9	7.69	79.4	617
Arm 2/28 - Balloon 40/30	423	98,624,077	7.6	7.71	78.8	633
Arm 2/28 - Dual 40/30	358	100,852,208	7.7	7.92	78.9	623
Arm 3/27	351	75,458,240	5.8	7.59	77.6	634
Arm 3/27 - Balloon 40/30	39	8,131,174	0.6	7.22	74.7	640
Arm 5/25	44	8,380,838	0.6	7.29	70.8	627
Arm 5/25 - Balloon 40/30	10	2,289,111	0.2	6.90	74.4	666
Arm 6 Month	4	1,967,185	0.2	9.07	86.1	660
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	5,413	1,043,086,768	79.9	7.69	79.0	618
PUD	372	93,526,114	7.2	7.69	79.8	613
Condo	381	78,199,842	6.0	7.63	80.3	638
2 Family	264	64,132,344	4.9	7.81	78.5	640
3-4 Family	106	26,205,825	2.0	8.05	78.3	643
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
1.00 - 4.00	369	97,106,347	7.4	6.42	76.2	655
4.01 - 4.50	413	103,577,268	7.9	6.78	79.0	631
4.51 - 5.00	482	101,423,808	7.8	7.20	82.0	628
5.01 - 5.50	1,119	248,193,948	19.0	7.63	79.2	634
5.51 - 6.00	1,735	358,201,998	27.4	7.68	78.1	614
6.01 - 6.50	1,017	172,971,224	13.3	8.03	81.2	608
6.51 - 7.00	543	98,730,358	7.6	8.34	78.2	608
7.01 - 7.50	317	49,039,210	3.8	8.56	79.7	609
7.51 - 8.00	262	38,586,900	3.0	9.09	78.6	595
8.01 - 8.50	189	25,312,281	1.9	9.51	80.6	579
8.51 - 9.00	67	9,723,117	0.7	9.83	81.1	592
9.01 - 10.65	23	2,284,435	0.2	10.79	78.9	604
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
1 - 3	3	1,331,276	0.1	8.73	81.9	642
4 - 6	6	2,141,474	0.2	8.42	89.8	639
7 - 9	19	4,370,903	0.3	7.58	79.3	637
10 - 12	7	833,799	0.1	7.87	82.2	602
13 - 15	124	17,797,608	1.4	7.71	82.8	614
16 - 18	1,224	230,483,090	17.7	7.09	80.4	617
19 - 21	2,277	488,453,399	37.4	7.48	80.3	624
22 - 24	2,432	465,479,981	35.7	8.25	77.5	615
25 - 27	6	1,453,472	0.1	6.82	79.9	650
28 - 30	35	9,642,521	0.7	6.94	80.3	644
31 - 33	82	17,625,656	1.4	7.05	78.4	637
34 - 36	267	54,867,764	4.2	7.85	76.3	632
37 >=	54	10,669,949	0.8	7.21	71.6	636
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
10.76 - 11.50	65	17,067,078	1.3	5.75	72.3	650
11.51 - 12.00	315	88,645,920	6.8	6.01	75.0	650
12.01 - 12.50	522	132,548,744	10.2	6.47	76.7	643
12.51 - 13.00	901	220,825,744	16.9	6.95	78.0	630
13.01 - 13.50	847	188,107,662	14.4	7.38	80.2	627
13.51 - 14.00	863	174,678,236	13.4	7.81	79.4	622
14.01 - 14.50	855	158,026,394	12.1	8.24	80.5	610
14.51 - 15.00	823	139,003,843	10.7	8.64	80.7	605
15.01 - 15.50	561	82,286,683	6.3	9.10	80.4	598
15.51 - 16.00	452	61,916,424	4.7	9.47	80.7	584
16.01 - 16.50	150	19,412,092	1.5	9.90	82.1	579
16.51 - 17.00	114	14,728,885	1.1	10.32	82.3	563
17.01 - 17.50	46	5,516,263	0.4	10.92	81.2	562
17.51 - 18.00	18	2,019,381	0.2	11.35	76.6	551
18.01 - 18.24	4	367,542	0.0	11.80	76.4	535
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
2.13 - 4.50	685	177,118,828	13.6	6.56	77.8	641
4.51 - 5.50	575	122,408,013	9.4	7.27	83.6	622
5.51 - 6.00	304	66,558,474	5.1	6.76	78.9	628
6.01 - 6.50	378	83,490,816	6.4	6.69	76.6	637
6.51 - 7.00	614	143,518,726	11.0	6.99	77.4	629
7.01 - 7.50	686	141,742,689	10.9	7.40	78.5	627
7.51 - 8.00	851	167,238,413	12.8	7.84	78.0	622
8.01 - 8.50	692	129,121,539	9.9	8.31	79.9	610
8.51 - 9.00	691	116,737,376	8.9	8.78	80.1	608
9.01 - 9.50	467	72,395,470	5.5	9.27	80.0	595
9.51 - 10.00	358	53,753,211	4.1	9.77	81.3	580
10.01 - 10.50	123	17,785,930	1.4	10.27	79.6	576
10.51 - 11.00	62	8,036,055	0.6	10.75	82.5	552
11.01 - 11.50	32	3,458,508	0.3	11.28	79.9	568
11.51 - 12.20	18	1,786,847	0.1	11.72	76.5	548
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	18	3,007,276	0.2	8.76	80.2	608
1.50	56	13,680,156	1.0	7.36	79.4	641
2.00	1,382	291,224,841	22.3	8.22	77.1	612
3.00	5,047	991,750,053	76.0	7.55	79.7	623
5.00	33	5,488,566	0.4	7.40	73.2	644
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	5,970	1,187,410,423	91.0	7.68	79.0	620
1.50	284	47,276,354	3.6	7.87	80.9	621
2.00	282	70,464,116	5.4	7.87	80.2	621
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	5,391	984,074,693	75.4	7.87	78.6	611
24	6	1,438,833	0.1	7.47	82.9	667
60	1,139	319,637,367	24.5	7.15	80.7	649
Total:	6,536	1,305,150,893	100.0	7.70	79.1	620